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Exhibit 99

        [CARDINAL FINANCIAL CORPORATION LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Bernard H. Clineburg, Chairman,
Fairfax, Virginia	President & CEO, (703) 279-5048
January 21, 2003	Carl E. Dodson, EVP, (703) 279-5088

CARDINAL FINANCIAL CORPORATION ANNOUNCES
AGREEMENT TO ACQUIRE BRANCH OFFICES

        Cardinal Financial Corporation announced today that it has entered into an agreement to purchase or lease three to five branch office facilities located in Northern Virginia, and has options to purchase up to three additional branch offices over the next eight years. Cardinal plans to open up to three of the branches being acquired during the last half of 2003 and the first half of 2004. Opening of the branch offices is subject to certain contingencies contained in the agreement, including regulatory approval. No deposits will be purchased as part of transaction.

        Bernard Clineburg, Chairman and CEO of Cardinal, said "We are extremely excited about the opportunity this provides Cardinal to expand our banking franchise in Northern Virginia. Establishing additional branch locations is consistent with the long-term goals described in our 2002 stock offering memorandum, which include becoming the community bank of choice in Northern Virginia."

        Cardinal Financial Corporation is the parent company of Cardinal Bank, N.A., and Cardinal Wealth Services, Inc., a full-service investment subsidiary. Cardinal Bank, N.A., serves Northern Virginia with eight conveniently located branches in Alexandria, Arlington, Fairfax City, Manassas, McLean, Reston, Sterling and Tysons Corner. Cardinal had assets totaling $486.2 million at the end of 2002. The company's common and preferred stock is traded on the NASDAQ (CFNL-Common, CFNLP-Preferred). For additional information please visit our website at www.cardinalbank.com.

        This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified by the use of forward-looking terminology such as "may," "could," "expect," "believe," "anticipate," "intend," "plan" or variations thereof. These forward-looking statements may contain information related to matters such as the Company's intent, belief or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K and other SEC filings.

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  Exhibit 99
  NEWS RELEASE
CARDINAL FINANCIAL CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE BRANCH OFFICES